Exhibit 99.1

WellPoint to Offer $1.35 Billion of

Senior Convertible Debentures

INDIANAPOLIS – October 1, 2012 – WellPoint, Inc. (NYSE: WLP) today announced its intention to commence an offering, subject to market conditions and other factors, of $1.35 billion principal amount of senior convertible debentures. The debentures would be due in 2042 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The interest rate, conversion rate and other terms will be determined by negotiations between the company and the initial purchasers of the debentures. WellPoint also intends to grant to the initial purchasers of the debentures the right to purchase up to an additional $150 million principal amount of debentures to cover overallotments.

WellPoint intends to use up to $600 million of the net proceeds to purchase shares of its common stock concurrently with the offering of the debentures, with the balance to be used for general corporate purposes, including but not limited to additional purchases of shares of its common stock pursuant to its share repurchase program and the repayment of short- and/or long-term debt. Any such repurchases could affect or maintain the market price of WellPoint’s common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The debentures and the underlying shares have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not WellPoint will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering, and the anticipated use of the proceeds of the offering. WellPoint does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Investor Relations

Sean Meenan, 317-488-6713

Media

Kristin Binns, 917-697-7802